The American Funds Income Series
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

For period ending 02/28/10
File number 811-04318

77C.           The Board of Trustees of The American Funds Income Series presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for The American Funds Income Series are as follows:

Election of Trustees:

Trustee	Votes For	Votes Withheld
Lee A. Ault III	355,422,616	8,953,312
William H. Baribault	355,496,956	8,878,972
James G. Ellis	355,504,306	8,871,622
Martin Fenton	355,479,483	8,896,445
Leonard R. Fuller	355,483,832	8,892,096
Paul G. Haaga, Jr.	355,491,906	8,884,022
W. Scott Hedrick	355,477,651	8,898,277
R. Clark Hooper	355,407,971	8,967,957
Merit E. Janow	355,448,009	8,927,919
Laurel B. Mitchell	355,510,349	8,865,579
Frank M. Sanchez	355,426,568	8,949,360
John H. Smet	355,561,904	8,814,024
Margaret Spellings	355,462,262	8,913,666
Steadman Upham	355,417,444	8,958,484

Approval of an agreement to reorganize the fund from a Massachusetts Business Trust into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
295,071,953	6,558,484	62,745,491

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	294,509,643	7,674,232	62,192,053
3b.	294,636,074	7,306,745	62,433,109
3c.	294,310,241	7,332,835	62,732,852
3d.	293,269,098	8,827,726	62,279,104
3e.	293,214,001	8,762,675	62,399,252
3f.	295,002,093	6,913,637	62,460,198
3g.	293,915,702	7,602,219	62,858,007

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
292,023,158	9,734,239	62,618,531

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
292,773,920	8,214,003	63,388,005

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
291,646,028	9,504,996	63,224,904

Approval to consider a proposal submitted by shareholders of the fund that requests the Board of the Fund to “institute procedures to prevent holding investments in companies that, in the judgment of the Board, substantially contribute to genocide or crimes against humanity, the most egregious violation of human rights:”

Votes For	Votes Against	Votes Abstaining
29,970,978	266,890,349	13,766,421

*Includes broker non-votes.